Exhibit 10.4

NET OVERRIDING ROYALTY CONVEYANCE

(Torch Energy Royalty Trust)

(Alabama)

STATE OF ALABAMA	§
§
COUNTY OF TUSCALOOSA	§

This Net Overriding Royalty Conveyance (this “Conveyance”), in two Parts,

Part I being a conveyance from VELASCO GAS COMPANY, LTD., a Texas limited partnership (“Velasco”), of which the general partner is Torch Energy Corporation, the address of which is 1221 Lamar, Suite 1600, Houston, Texas 77010, to TORCH ENERGY ADVISORS INCORPORATED, a Delaware corporation (“TEAI”), the address of which is 1221 Lamar, Suite 1600, Houston, Texas 77010, and

Part II being a conveyance from TEAI to the TORCH ENERGY ROYALTY TRUST, a Delaware business trust (the “Trust”), the mailing address of which is c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attn: Torch Energy Royalty Trust,

WITNESSETH:

DEFINITIONS APPLICABLE THROUGHOUT THIS CONVEYANCE

As used herein, the following words, terms or phrases have the following meanings (other defined terms may be found elsewhere in this Conveyance):

“Affiliate” means, as to the party specified, any Person controlling, controlled by or under common control with such Person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day that is not a Saturday, Sunday, a holiday determined by the New York Stock Exchange, Inc. as “affecting” ‘ex’ dates, or any other day on which the principal office of the Trustee is closed as authorized or required by law.

“Closing Date” means the date of the closing of the sale of the Firm Units as defined in the underwriting agreement contemplated by that certain Registration Statement on Form S-1 (Securities and Exchange Commission File No. 33-68688).

“Credits to Production Costs”, for any Quarter, means amounts paid, reimbursed or credited to Velasco during such Quarter as any of the following: (a) proceeds from insurance or from judgments or settlements of litigation or claims for loss or damage to any of the Wells or the Subject Interests or personal injury or death arising out of or related to the ownership or operation thereof, but only to the extent of the amount (if any) charged to Production Costs on account of such loss, damage, personal injury or death (including amounts so charged for repair or replacement of loss of or damage to property); (b) payments by owners of interests in properties or depths other than those included in the Subject Lands for the drilling or deferring of any well or other operations on the Subject Lands (including dry and bottom hole payments and payments for refraining from drilling an offset well); (c) adjustment of any well and leasehold equipment upon unitization of any of the Subject Interests or upon enlargement or reduction of any unit to which any of the Subject Interests may be subject; (d) sale or transfer off the Subject Lands of lease and well fixtures, equipment and personal property in, on, used or obtained in connection with the Wells or Subject Interests, with respect to such property existing at the Effective Time or (to the extent of the amount, if any, charged to Production Costs) acquired thereafter; (e) rent and other consideration for use of the surface of the Subject Lands or for subsurface reservoir use of the Subject Lands; (f) damage caused to the surface or subsurface of the Subject Lands; and (g) amounts representing downward adjustments or corrections made in such Quarter to Production Costs for any prior Quarter to the extent such adjustments or corrections result from errors or inaccuracies made in the accounting for such costs.

“Effective Time” means 7:00 o’clock A.M., local time in effect at the location of each Subject Interest, on October 1, 1993.

“Entitled Volume” means, in any Quarter, the volume of Gas (in MMBtu’s) which is produced and saved from the Subject Lands during such Quarter and which is attributable to the Subject Interests (regardless of (i) any Gas imbalance or (ii) the volume of the Gas which is actually taken and sold by Velasco) less the volume of Gas attributable to Existing Burdens.

“Entitled Volume Amount” means, for any Quarter, an amount calculated by multiplying the Entitled Volume for such Quarter times the weighted average Monthly Gas Price under the Purchase Contract.

“Environmental Laws” means all applicable federal, state and local laws (including case law), regulations, ordinances, rules, orders, permits and governmental restrictions relating to the environment, the effect of the environment on human health or safety, pollutants, contaminants, hazardous substances or hazardous wastes, whether now or hereafter in effect.

“Excess Infill Costs” means, for any Quarter, an amount equal to the excess, if any, of Infill Costs for such Quarter (including any carried forward from any preceding Quarter) over Infill Proceeds for such Quarter.

“Excess Maximum Gas Volume Costs” means, for any Quarter, an amount equal to the excess, if any, of Maximum Gas Volume Costs for such Quarter (including any carried forward from any preceding Quarter) over Maximum Gas Volume Proceeds for such Quarter.

“Excess NPI Costs” means, for any Quarter, an amount equal to the excess, if any, of NPI Costs for such Quarter (including any carried forward from any preceding Quarter) over NPI Proceeds for such Quarter.

“Excess Pre-1980 Costs” means, for any Quarter, an amount equal to the excess, if any, of Pre-1980 Costs for such Quarter (including any carried forward from any preceding Quarter) over Pre-1980 Proceeds for such Quarter.

“Existing Burdens” means all royalties, overriding royalties, production payments, net profits payments, and other payments out of or measured by production that are existing and of record as of the Effective Time, to the extent such payments are payable out of production attributable to the Subject Interests, as the same shall be enlarged or diminished by the discharge or imposition of any payments out of production or by the removal or imposition of any charges or encumbrances to which any of the same are subject pursuant to existing Instruments.

“Gas” has the meaning ascribed to it in the Purchase Contract.

“Gross Proceeds” means, for any Quarter, (i) with respect to Gas, the Entitled Volume Amount for such Quarter, and (ii) with respect to the Subject Hydrocarbons other than Gas the amounts received during such Quarter by Velasco from the sale of such Subject Hydrocarbons under the Purchase Contract, as such amounts may be adjusted or corrected in such Quarter for any prior Quarter as a result of errors or inaccuracies (including, but not limited to, those made in measurement or computation), and provided that the following shall apply:

(a) If, for any reason (including failure of TEMI to purchase the quantity of Hydrocarbons which TEMI is obligated to purchase pursuant to the Purchase Contract), TEMI at any time does not make payments to Velasco during such Quarter, as required by the Purchase Contract, for Hydrocarbons which TEMI is obligated to purchase and pay Velasco for during such Quarter, Gross Proceeds shall nevertheless be calculated during such Quarter as if Velasco had actually received during such Quarter the payments to which it is entitled under the Purchase Contract.

(b) There shall not be included in Gross Proceeds any Property Taxes which are deducted or excluded from proceeds of sale received by Velasco.

(c) There shall not be included in Gross Proceeds any amount for Subject Hydrocarbons attributable to nonconsent operations conducted with respect to the Subject Interests (or any portion thereof) as to which Velasco shall be a nonconsenting party and which is dedicated to the recoupment or reimbursement of costs and expenses of the consenting party or parties by the terms of the relevant Instrument providing for such nonconsent operations. Velasco agrees that its election not to participate in such operations shall be made in conformity with the provisions of Section 6.02 of this Conveyance, but third persons shall not be under any duty to determine that such election so conformed.

(d) There shall not be included in Gross Proceeds any amount which Velasco shall receive as any of the following: consideration for transfer or sale of any of the Subject Interests (subject to the Royalty Interests) or sale or transfer off the Subject Lands of lease and well fixtures, equipment and personal property (provided that amounts received from such sales or transfers shall be included in Credits to Production Costs to the extent provided in the definition of such term); and amounts received by Velasco as a loan.

(e) There shall not be included in Gross Proceeds any amount for Subject Hydrocarbons lost in the production or delivery thereof to the Delivery Points (which term as used herein has the same meaning as in the Purchase Contract) or used by Velasco or its operator in conformity with ordinary or prudent practices for drilling and production operations.

(f) There shall not be included in Gross Proceeds amounts which are included in Credits to Production Costs.

“Hydrocarbons” means oil, Gas and other minerals produced in association with oil or Gas, but excluding all other minerals, whether similar or dissimilar.

“Infill Costs” means, for any Quarter, those Production Costs attributable to Infill Wells, or the production of Subject Hydrocarbons therefrom, or the Subject Interests attributable thereto, plus:

(a) Excess Infill Costs as determined at the end of the preceding Quarter; and

(b) interest on the amount of Excess Infill Costs existing at the end of the preceding Quarter calculated from the last day of the preceding Quarter to the last day of the Quarter for which Infill Costs are being determined at the Prime Rate.

“Infill Net Proceeds” means, for any Quarter, an amount equal to the excess, if any, of Infill Proceeds for such Quarter over Infill Costs for such Quarter.

“Infill Net Royalty Interest” means a net overriding royalty interest in and to the Hydrocarbons in and under the Subject Lands that may be produced and saved from the Infill Wells equal to twenty percent (20%) of the Infill Net Proceeds, all as more fully provided in this Conveyance.

“Infill Proceeds” means, for any Quarter, that portion of Gross Proceeds for such Quarter attributable to production of Subject Hydrocarbons from Infill Wells.

“Infill Wells” means all wells drilled on the Subject Lands, commenced after the Closing Date, whether or not any such well is drilled to a formation from which a Well or Wells previously drilled are then producing or capable of producing and whether or not any such well is drilled on a drilling or spacing unit previously containing a Well or Wells then producing or capable of producing, together with any replacement well for an Infill Well, but such term shall not include (a) a well drilled to replace an NPI Well or a Pre-1980 Well which is no longer capable of producing in paying quantities by reason of damage, destruction or other physical cause and not by reason of depletion of reserves, or (b) an NPI Well or a Pre-1980 Well which is reworked, recompleted, deepened, plugged back or sidetracked.

“Instrument” means an oil, gas or mineral lease, pooling or unitization agreement or order, operating agreement, division order, transfer order, and any other type of agreement, conveyance, assignment or other instrument or evidence of title relating to any of the Subject Interests.

“Maximum Gas Volume” means the MMBtu equivalent of 730.0 MMcf of Gas for any Quarter before January 1, 1995, and 912.5 MMcf of Gas for any Quarter thereafter (such Gas meeting the quality standards of the Purchase Contract and measured as provided in the

Purchase Contract) produced and saved from the NPI Wells during such Quarter, regardless of how much of such volume is produced on any day and whether or not such volume is actually so produced and saved. In the event Velasco assigns a part of or interest in (but less than all) the Subject Interests insofar as they include the NPI Wells, a pro rata share of the Maximum Gas Volume (based on production) shall be allocated by the assignor and assignee to such part or interest therein.

“Maximum Gas Volume Costs” means, for any Quarter, that fraction of NPI Costs for such Quarter of which the numerator is the Maximum Gas Volume for such Quarter (in MMcf) and of which the denominator is the volume of Gas in MMcf (determined in the same manner as the Maximum Gas Volume) produced and saved from the NPI Wells during such Quarter and attributable to the Subject Interests (provided that such computation shall not result in an amount which exceeds the amount of NPI Costs for such Quarter), plus Excess Maximum Gas Volume Costs as determined at the end of the preceding Quarter and interest on the amount of Excess Maximum Gas Volume Costs existing at the end of the preceding Quarter, calculated from the last day of the preceding Quarter to the last day of the Quarter for which Maximum Gas Volume Costs are being determined at the Prime Rate, provided that, for purposes of this definition NPI Costs shall include only the following portion of Production Costs attributable to NPI Wells, or the production of Subject Hydrocarbons therefrom, or the Subject Interests attributable thereto:

(a) the Property Tax Accrual for such Quarter; and

(b) any amounts paid by Velasco (or on its behalf) during such Quarter, whether as refund, interest or penalty, to any governmental agency or other Person because the amount initially received by Velasco as sales price under the Purchase Contract was more or allegedly more than permitted by the terms of the Purchase Contract or any applicable statute, regulation, order, decree or other obligation; provided such amounts (in the case of a refund), or the amounts with respect to which the interest or penalty was paid, were previously included in Maximum Gas Volume Proceeds.

“Maximum Gas Volume Net Proceeds” means, for any Quarter, an amount equal to the excess, if any, of Maximum Gas Volume Proceeds for such Quarter over Maximum Gas Volume Costs for such Quarter.

“Maximum Gas Volume Proceeds” means, for any Quarter, the product of the Maximum Gas Volume for such Quarter times the weighted average Monthly Gas Price during such Quarter under the Purchase Contract.

“MMBtu” means one million British thermal units.

“MMcf” means one million cubic feet.

“Net Royalty Interest” means, for each Quarter, a net overriding royalty interest in and to the Hydrocarbons in and under the Subject Lands that may be produced and saved from the NPI Wells equal to the lesser of (a) ninety-five percent (95%) of the NPI Net Proceeds for such Quarter or (b) the Maximum Gas Volume Net Proceeds for such Quarter, all as more fully provided in this Conveyance.

“Non-Affiliate” means, as to the party specified, any Person who is not an Affiliate of such party.

“NPI Costs” means, for any Quarter, those Production Costs attributable to NPI Wells, or the production of Subject Hydrocarbons therefrom, or the Subject Interests attributable thereto, plus:

(a) Excess NPI Costs as determined at the end of the preceding Quarter; and

(b) interest on the amount of Excess NPI Costs existing at the end of the preceding Quarter, calculated from the last day of the preceding Quarter to the last day of the Quarter for which NPI Costs are being determined at the Prime Rate;

provided that Second Category Costs shall not be included in NPI Costs for Quarters prior to January 1, 2003.

“NPI Net Proceeds” means, for any Quarter, an amount equal to the excess, if any, of NPI Proceeds for such Quarter over NPI Costs for such Quarter.

“NPI Proceeds” means, for any Quarter, that portion of Gross Proceeds for such Quarter attributable to production of Subject Hydrocarbons from NPI Wells.

“NPI Wells” means all wells and boreholes, except Infill Wells and Pre-1980 Wells, located on the Subject Lands, whether or not they produce in paying quantities, including without implied limitation any well temporarily abandoned, any well or borehole which is reworked, deepened, plugged back, sidetracked or recompleted at the same or a different depth, and any replacement well for any such well.

“Person” means any individual, corporation, partnership, trust, estate, limited liability company or other entity, organization or association.

“Pre-1980 Costs” means, for any Quarter, those Production Costs attributable to Pre-1980 Wells, or the production of Subject Hydrocarbons therefrom, or the Subject Interests attributable thereto, plus:

(a) Excess Pre-1980 Costs as determined at the end of the preceding Quarter; and

(b) interest on the amount of Excess Pre-1980 Costs existing at the end of the preceding Quarter, calculated from the last day of the preceding Quarter to the last day of the Quarter for which Pre-1980 Costs are being determined at the Prime Rate;

provided that Second Category Costs shall not be included in Pre-1980 Costs for Quarters prior to January 1, 2003.

“Pre-1980 Net Proceeds” means, for any Quarter, an amount equal to the excess, if any, of Pre-1980 Proceeds for such Quarter over Pre-1980 Costs for such Quarter.

“Pre-1980 Net Royalty Interest” means a net overriding royalty interest in and to the Hydrocarbons in and under the Subject Lands that may be produced and saved from the Pre-1980 Wells equal to ninety-five percent (95%) of the Pre-1980 Net Proceeds, all as more fully provided in this Conveyance.

“Pre-1980 Proceeds” means, for any Quarter, that portion of Gross Proceeds for such Quarter attributable to production of Subject Hydrocarbons from Pre-1980 Wells.

“Pre-1980 Wells” means all wells located on the Subject Lands that produced marketable quantities (as such term is used for Federal income tax purposes) of Hydrocarbons prior to the year 1980.

“Prime Rate” means the lesser of (a) a rate of interest per annum, compounded Quarterly, equal to the rate announced publicly by Citibank, N.A. (or its successor) in New York, New York, from time to time as its “prime rate” in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced), with the understanding that such bank’s “prime rate” may be one of several base rates and may serve as a basis upon which effective rates are from time to time calculated for loans making reference thereto or (b) the maximum nonusurious interest rate permitted by applicable law.

“Production Costs” means, for any Quarter, the amounts (whether capital or non-capital in nature) in any way related to (i) the Wells, (ii) the production of Hydrocarbons therefrom or (iii) the Subject Interests, for periods from and after the Effective Time, to the extent such amounts are attributable to the Subject Interests and were not the subject of reductions to or exclusions from Gross Proceeds, and without duplication, equal to the sum of the following “First Category Costs” and the following “Second Category Costs”. “First Category Costs” means the following:

(a) all amounts paid by Velasco (or on its behalf) during such Quarter for the following: delay rental; shut-in gas well royalty or payment; minimum royalty; payments to owners of interests in properties other than those included in the Subject Lands for refraining from drilling an offset well; rent and other consideration for use of the surface or for subsurface reservoir use; and damage caused to the surface or subsurface;

(b) the Property Tax Accrual for such Quarter;

(c) any amounts paid by Velasco (or on its behalf) during such Quarter, whether as refund, interest or penalty, to a purchaser or any governmental agency or other Person because the amount initially received by Velasco as sales price under the Purchase Contract was more or allegedly more than permitted by the terms of the Purchase Contract or any applicable statute, regulation, order, decree or other obligation; provided such amounts (in the case of a refund), or the amounts with respect to which the interest or penalty was paid, were previously included in Gross Proceeds;

(d) additional tax or other charges (including any interest and penalty) paid by Velasco (or on its behalf) during such Quarter as a result of any audit by any federal or state agency or body or other interested Person relating to operation of the Subject Interests or sale of production therefrom to the extent such tax or other charge would otherwise constitute First Category Costs hereunder;

(e) any amount paid by Velasco (or on its behalf) during such Quarter for losses associated with property damage, personal injury or death that relate to the operation of the Subject Interests, provided that Velasco has not breached Section 6.01 hereof;

(f) any other amounts paid by Velasco (or on its behalf) during such Quarter, whether such amounts are paid as refund, fine, judgment or settlement amount (including any interest or penalty amounts), in connection with litigation or settlement of threatened litigation or claims that arise on or after the Closing Date or in connection with order of a governmental agency or body that is issued on or after the Closing Date, to the extent such refund, fine, judgment or settlement amount would otherwise constitute First Category Costs hereunder and provided that in each case Velasco has not breached Section 6.01 hereof;

(g) amounts paid by Velasco (or on its behalf) during such Quarter to comply with Environmental Laws for acts or omissions occurring on or under, or in connection with, the Subject Lands or the Wells on or after the Closing Date, or conditions on or under the Subject Lands or the Wells that arise on or after the Closing Date; and

(h) amounts representing upward adjustments or corrections made in such Quarter to First Category Costs for any prior Quarter to the extent such adjustments or corrections result from errors or inaccuracies made in the accounting for such First Category Costs.

“Second Category Costs” means the following:

(a) the aggregate costs paid by Velasco (or on its behalf) during such Quarter under any joint operating agreement applicable to the Subject Interests to which Velasco and one or more Non-Affiliates are parties, except Property Taxes and except such of the foregoing costs as are First Category Costs;

(b) the aggregate costs paid by Velasco (or on its behalf) during such Quarter under Exhibit C attached hereto with respect to any Subject Interest not subject to a joint operating agreement between Velasco and a Non-Affiliate, except Property Taxes and except such of the foregoing costs as are First Category Costs;

(c) all other costs, expenses and liabilities (except those provided for in (a) and (b) above and except Property Taxes) paid by Velasco (or on its behalf) during such Quarter for locating, drilling, completing and plugging and abandoning any Well, including title examination and curative expenses, operating and producing Subject Hydrocarbons, including without implied limitation costs paid by Velasco (or on its behalf) for: equipping, maintaining, plugging back, reworking, recompleting and sidetracking of any Well on the Subject Lands; and secondary or other enhanced recovery, pressure maintenance, repressuring, cycling and other operations conducted for the purpose of enhancing production; provided that the costs and expenses paid by Velasco to an Affiliate of

Velasco or TEAI for performing the operations or services referred to in this paragraph (c) and chargeable under this paragraph (c) shall not exceed competitive contract charges prevailing in the area for such operations or services;

(d) any amounts paid by Velasco (or on its behalf) during such quarter, whether such amounts are paid as refund, fine, judgment or settlement amount (including any interest or penalty amounts), in connection with litigation or settlement of threatened litigation or claims that arise on or after the Closing Date or in connection with order of a governmental agency or body that is issued on or after the Closing Date, relating to operation of the Subject Interests and which are not included in First Category Costs, provided that Velasco has not breached Section 6.01 hereof;

(e) all consideration hereafter paid and costs and expenses hereafter incurred and paid by Velasco (or on its behalf) during such Quarter for any renewals or extensions of leases and other Instruments which are included in the definition herein of Subject Interests, unless the interest which lapsed or expired did so as a result of violation by Velasco of the standard set out in Section 6.01 hereof;

(f) all amounts paid by Velasco (or on its behalf) during such Quarter for adjustment of any well and leasehold equipment upon unitization of any of the Subject Interests or upon enlargement or reduction of any unit to which any of the Subject Interests may be subject; and

(g) any amounts paid by Velasco (or on its behalf) during such Quarter for defending or asserting claims, including litigation, concerning title to the Subject Interests or brought by Velasco to protect the Subject Interests.

However, notwithstanding anything to the contrary in the foregoing First Category Costs and Second Category Costs, in no event shall Production Costs include any of the following (all of which shall be borne solely by Velasco):

(a) any amount that would otherwise be included in Production Costs, but that is attributable to periods prior to the Effective Time;

(b) any amount (including any amount paid by way of indemnity of the Trustee under the Trust Agreement) arising out of or in connection with liabilities under Environmental Laws to the extent such amount arises out of or relates to acts or omissions occurring on or under, or in connection with, the Subject Lands or the Wells prior to the Closing Date, or conditions existing on or under the Subject Lands or the Wells prior to the Closing Date;

(c) amounts borne by Velasco as an overproduced party and paid to an underproduced party in order to settle in whole or in part a gas balancing account in lieu of balancing in kind; and

(d) amounts which would otherwise be included in Production Costs for any Quarter equal to the amounts which are included in Credits to Production Costs for such Quarter, so that such Credits to Production Costs shall operate to reduce Production Costs.

“Property Taxes” means the sum of all general property (ad valorem), production, severance, sales, gathering and excise taxes and other taxes (whether state, federal or otherwise and whether presently in effect or hereafter levied), except income, franchise and other similar taxes, assessed or levied on or in connection with the Subject Interests, the Royalty Interests or the production therefrom or equipment on the Subject Lands, or against Velasco as owner of the Subject Interests or TEAI or the Trust (as its assignee in Part II hereof) as owner of the Royalty Interests, taking into account any applicable credits, exemptions, moratoria or other benefits.

“Property Tax Accrual” means, for any Quarter, an amount that may be set aside by Velasco as an accrual to be applied against Property Taxes other than those which are deducted or excluded from proceeds of sale received by Velasco, which accrual shall be adjusted if and to the extent actual Property Taxes differ from such accrual.

“Purchase Contract” means the Oil and Gas Purchase Contract between Torch Royalty Company, Velasco, TEAI and Torch Energy Marketing Incorporated (“TEMI”) dated as of October 1, 1993, together with all amendments and modifications to, or replacements for, such contract.

“Quarter” means a calendar quarter.

“Royalty Interests” means, collectively, the Net Royalty Interest, the Infill Net Royalty Interest and the Pre-1980 Net Royalty Interest.

“Section 29 Coal Seam Tax Credits” means those tax credits for non-conventional fuels production allowed pursuant to Section 29 of the Internal Revenue Code of 1986, as amended.

“Subject Hydrocarbons” means all Hydrocarbons in and under, and which may be produced and saved from, and which are attributable to, the Subject Interests, less the portion of such Hydrocarbons which are attributable to Existing Burdens.

“Subject Interests” means (a) all of the interest in and to those of the Subject Properties described in Part One of Exhibit A attached hereto and (b) an undivided twenty-five percent (25%) interest in and to those of the Subject Properties described in Part Two of Exhibit A attached hereto.

“Subject Properties” means every kind and character of right, title, claim or interest which Velasco has at the Effective Time in or under each Instrument (including units created by any Instrument) relating to the Subject Lands (including but not limited to the Instruments described or referred to in Exhibit A), insofar as they cover the Subject Lands, and all other right, title, claim or interest which Velasco has on the Effective Time in and to the Subject Lands, whether such right, title, claim or interest be under and by virtue of an Instrument or under any other type of claim or title, legal or equitable, recorded or unrecorded, even though Velasco’s interests be incorrectly or incompletely described in, or a description thereof be omitted from, Exhibit A, all as the same shall be enlarged or diminished by the discharge or imposition of any payments out of production or by the removal or imposition of any charges or encumbrances to which any of the same are subject pursuant to existing Instruments, and any and all renewals and extensions of any of the same (to the extent provided for below), but subject to all Existing Burdens to which Velasco’s such right, title, claim or interest is subject (while same remains so subject), limited, however, if Velasco’s interest in any Subject Interest should terminate at any time, to the period to which Velasco’s interest in such Subject Interest is limited. There shall be excluded from the term “Subject Interests” any interest hereafter acquired by Velasco in and to any of the Subject Lands, except any interest acquired through non-participation in operations by third parties and any other interest acquired pursuant to existing agreements for no new consideration and renewals or extensions of leases and other such agreements. For purposes of this Conveyance “renewals or extensions” of any lease or other such agreement shall be limited to renewals or extensions of an existing lease or other such agreement obtained by the present owner thereof (or such owner’s successors in interest) while such lease is in force or within six months after such lease or other such agreement terminates. Velasco shall be under no duty to seek renewals or extensions of any lease or other such agreement.

“Subject Lands” means the lands in which Velasco has a right, title, claim or interest and which are described in or which are subject to the Instruments described in Exhibit A attached hereto, provided that (a) there are excepted from each parcel of the Subject Lands described in Exhibit A attached hereto and retained by Velasco all its right, title and interest in all depths deeper than one hundred feet (100’) below the base of the lowest depth, formation or reservoir from which, on the Effective Date, a Well drilled on or producing from such parcel or land pooled or unitized therewith is producing or capable of producing Hydrocarbons, (b) where the description in Exhibit A excepts land or refers to an

Instrument insofar only as it covers certain land, no interest in such excepted land or in land other than to which such reference is limited shall be included in the terms “Subject Lands” and (c) if Exhibit A described an Instrument but does not limit such description to certain land, then “Subject Lands” shall include all land covered by such Instrument in which Velasco has an interest (subject to the depth limitation in (a) above). If allocation of acreage to any Well is required by governmental authority or existing Instrument for spacing or allowable or other purposes in order to comply with governmental authority or existing Instrument, Velasco shall have the right to select such allocated acreage from the Subject Lands provided that such allocation shall not reduce the quantity of Hydrocarbons that may be lawfully produced from an NPI Well on the Subject Lands or cause such NPI Well to violate applicable spacing rules or regulations. If permitted by governmental authority or existing Instrument, the acreage so allocated to an Infill Well or a Pre-1980 Well shall be limited to the depths, formations or reservoirs from which the Infill Well or Pre-1980 Well is producing or capable of producing Hydrocarbons. In the case of Subject Lands which are pooled or unitized, if an Infill Well is drilled on a pooled or unitized tract from which a well on the Subject Lands which is not an Infill Well is producing or capable of producing Hydrocarbons and the method of allocating pooled or unitized production to such tract (under the pooling or unitization Instrument providing for such allocation) does not provide for an allocation between different interests in two or more wells on such tract, then such allocation shall be made between Infill Wells and wells which are not Infill Wells producing from the same tract on the basis of their relative actual monthly production of Hydrocarbons.

“Trust Agreement” means the Trust Agreement of the Trust entered into by and among TEAI, Torch Royalty Company, Velasco and Trustee, effective as of October 1, 1993, as amended from time to time.

“Trustee” means Wilmington Trust Company, a banking corporation organized under the laws of the State of Delaware with its principal office in Wilmington, Delaware, and its successors and permitted assigns.

“Wells” means, collectively, the NPI Wells, the Infill Wells and the Pre-1980 Wells, and the fixtures, equipment and personal property in, on, used or obtained in connection therewith.

PART I

ARTICLE I

GRANT

Section 1.01. Royalty Interests. For and in consideration of good and valuable consideration paid to Velasco, the receipt and sufficiency of which are hereby acknowledged, Velasco does hereby BARGAIN, SELL, GRANT, CONVEY, TRANSFER and ASSIGN unto TEAI the Net Royalty Interest, the Infill Net Royalty Interest and the Pre-1980 Net Royalty Interest.

Section 1.02. Habendum Clause. TO HAVE AND TO HOLD the Net Royalty Interest, the Infill Net Royalty Interest and the Pre-1980 Net Royalty Interest, together with all and singular the rights and appurtenances thereto in anywise belonging, unto TEAI, subject, however, to the terms and provisions of this Conveyance.

Section 1.03. Nature of Interests. The Royalty Interests conveyed hereby are nonoperating, nonexpense-bearing variable royalty interests in and to the Subject Lands, and this Conveyance is an absolute conveyance of interests in real property.

ARTICLE II

RECORDS AND REPORTS

Section 2.01. Books and Records. Velasco shall at all times maintain true and correct books and records sufficient to determine the amounts payable hereunder to the Trust (as assignee of TEAI under the following Part II), including, but not limited to, (a) a NPI Net Proceeds account to which NPI Proceeds and NPI Costs attributable to the NPI Wells are credited and charged, (b) an Infill Net Proceeds account to which Infill Proceeds and Infill Costs attributable to the Infill Wells are credited and charged, (c) a Pre-1980 Net Proceeds account to which Pre-1980 Proceeds and

Pre-1980 Costs attributable to the Pre-1980 Wells are credited and charged and (d) a Maximum Gas Volume Net Proceeds account to which Maximum Gas Volume Proceeds and Maximum Gas Volume Costs are credited and charged.

Section 2.02. Inspections. The books and records referred to in Section 2.01 hereof shall be open for inspection by the Trustee and its designated representatives, on behalf of the Trust (as assignee of TEAI under the following Part II) , at the office of Velasco during normal business hours and upon reasonable notice; provided, however, that the Trustee and its designated representatives shall have no right to review books and records that pertain to calendar years for which the period for raising objections under Section 2.05 has expired unless such books and records are necessary to prepare a response by a holder or former holder of units in the Trust in connection with an administrative or legal proceeding by the Internal Revenue Service.

Section 2.03. Quarterly Statements. On or before the last Business Day preceding the fiftieth (50th) day following the last day of each Quarter, Velasco shall deliver to the Trustee, on behalf of the Trust (as assignee of TEAI under the following Part II), an unaudited statement showing (a) the computation of NPI Net Proceeds, Infill Net Proceeds, Pre-1980 Net Proceeds and Maximum Gas Volume Net Proceeds for such Quarter and all amounts payable to the Trust for such Quarter, and (b) the Section 29 Coal Seam Tax Credit production volumes attributable to the Net Royalty Interest for the preceding Quarter (as such volumes are determined in accordance with Velasco’s interpretation of the applicable provisions of the Internal Revenue Code of 1986, as amended). On or before the sixty-fifth (65th) day following the last day of each of the first three Quarters of each calendar year, Velasco shall deliver to the Trustee, on behalf of the Trust (as assignee of TEAI under the following Part II), an unaudited statement showing revenues and direct operating expenses in such Quarter attributable to the Subject Interests.

Section 2.04. Annual Statements. On or before the sixtieth (60th) day following December 31, 1993, Velasco shall deliver to the Trustee, on behalf of the Trust (as assignee of TEAI under the following Part II), an unaudited statement showing the Section 29 Coal Seam Tax Credit production volumes attributable to the Net Royalty Interest for the Quarter ending December 31, 1993 (as such volumes are determined in accordance with Velasco’s interpretation of the applicable provisions of the Internal Revenue Code of 1986, as amended). On or before the sixtieth (60th) day following the close of each calendar year after 1993, Velasco shall deliver to the Trustee, on behalf of the Trust (as assignee of TEAI under the following Part II), an unaudited statement showing the Section 29 Coal Seam Tax Credit production volumes attributable to the Net Royalty Interest for each Quarter of such calendar year (as such volumes are determined in accordance with Velasco’s interpretation of the applicable provisions of the Internal Revenue Code of 1986, as amended). On or before the ninetieth (90th) day following the close of each calendar year, Velasco shall deliver to the Trustee, on behalf of the Trust (as assignee of TEAI under the following Part II), a statement audited by an independent accounting firm selected by Velasco showing the computation of NPI Net Proceeds, Infill Net Proceeds, Pre-1980 Net Proceeds and Maximum Gas Volume Net Proceeds for each Quarter of such calendar year and all amounts payable to the Trust (as assignee of TEAI under the following Part II) for such calendar year.

Section 2.05. Objections to Quarterly and Annual Statements. If the Trust (as assignee of TEAI under the following Part II) objects to any item or items included in the quarterly or annual statements provided by Velasco, the Trustee shall notify Velasco in writing, setting forth in such notice the specific items included in such statement to which the Trust objects. With respect to the objections that are justified, an adjustment will be made. With respect to any audited annual statement delivered by Velasco under Section 2.04, if the Trustee fails to give Velasco notice of any objection to such audited annual statement (or the other quarterly or annual statements provided by Velasco for such year) within 180 days after such annual statement is delivered to the Trustee, then all statements for such calendar year shall be deemed to be correct for all purposes, and the Trustee and the Trust shall be deemed to have waived any objection to such statements.

ARTICLE III

PAYMENT

Section 3.01. Payment. On or before the last day of the second month following each Quarter (or, if such day is not a Business Day, the first Business Day thereafter), beginning with the Quarter ending December 31, 1993, Velasco shall pay to the Trust (as assignee of TEAI under the following Part II), in respect of the Royalty Interests, the sum of (a) an amount equal to the lesser of ninety-five percent (95%) of the NPI Net Proceeds for such Quarter or the Maximum Gas Volume Net Proceeds for such Quarter, (b) an amount equal to ninety-five percent (95%) of the Pre-1980 Net Proceeds for such Quarter and (c) an amount equal to twenty percent (20%) of the Infill Net Proceeds for such Quarter.

Section 3.02. Interest on Payments. Gross Proceeds shall not include any interest on proceeds received by Velasco prior to the payment dates provided for in Section 3.01, but any amount not paid by Velasco to the Trust (as assignee of TEAI under the following Part II) when due shall bear interest from such due date until such amount is paid at the Prime Rate.

Section 3.03. Overpayment. If at any time Velasco pays the Trust more than the amount due for any reason, the Trust will not be obligated to return any such overpayment, but the amount otherwise payable to the Trust in respect of the Royalty Interests for any subsequent Quarters will be reduced by an amount equal to such overpayment, plus an amount equal to interest at the Prime Rate on the unrecouped balance of such overpayment from the date of such overpayment until Velasco has recovered such overpayment plus such interest.

ARTICLE IV

SALE OF SUBJECT HYDROCARBONS

Section 4.01. Disposition of Production. The Subject Hydrocarbons are subject to the Purchase Contract, which shall govern the disposition thereof to the extent provided in the Purchase Contract. Any quantity of Hydrocarbons not sold by Velasco to TEMI and not purchased by TEMI from Velasco under the Purchase Contract shall be marketed by Velasco. The parties agree that the prices paid or payable under the Purchase Contract for Hydrocarbons are the wellhead value of such Hydrocarbons.

Section 4.02. Reliance by Third Party. As to any Person, the acts of Velasco under the Purchase Contract will be binding on the Trust (as assignee of TEAI under the following Part II). Velasco reserves the right to execute any division or transfer order and the Purchase Contract without necessity of joinder by or consent of TEAI or the Trust. Proceeds from the sale of the Subject Hydrocarbons shall be paid by the purchasers thereof directly to Velasco without necessity of joinder by or consent of TEAI or the Trust.

ARTICLE V

NON-LIABILITY OF TEAI, TRUSTEE AND THE TRUST

In no event will TEAI (in its capacity as assignee in Part I or as assignor in Part II hereof), the Trust (as assignee of TEAI under Part II hereof) or the Trustee be personally or individually liable, or responsible in any way, for payment of any costs or liabilities incurred by Velasco or others attributable to the Wells, the Subject Interests or the Subject Hydrocarbons, except to the extent (in the case of TEAI) of TEAI’s obligations set out in the Standby Performance Agreement between TEAI, Velasco and Torch Royalty Company.

ARTICLE VI

OPERATION OF SUBJECT INTERESTS

Section 6.01. Reasonably Prudent Operator Standard. To the extent it has the legal right to do so under the terms of any Instrument affecting or pertaining to the Subject Interests or the Wells (or any portion thereof), Velasco shall exercise such rights with respect to the maintenance and operation of the Subject Interests and the Wells in a good and workmanlike manner and as would a reasonably prudent operator under the same or similar circumstances, without regard to the existence or burden of the Royalty Interests or the direct or indirect effect, financial or otherwise, on Velasco or TEMI or any of their Affiliates, of the Purchase Contract.

Section 6.02. Nonconsents. Nothing in Section 6.01 shall be deemed to prevent or restrict Velasco from electing not to participate in any operation to be conducted under the terms of any Instruments affecting or pertaining to the Subject Interests or any of the Wells, and allowing consenting parties to conduct nonconsent operations thereon, if such election is made by Velasco in accordance with the reasonably prudent operator standard set forth in Section 6.01, without regard to the existence or burden of the Royalty Interests or the direct or indirect effect, financial or otherwise, on Velasco or TEMI or any of their Affiliates, of the Purchase Contract. By way of example and not by way of limitation, if such operation relates to an NPI Well and if Velasco reasonably concludes that the cost of such operation (as if such cost were included in First Category Costs, even though such cost shall not be) is likely to result in Excess NPI Costs, or if such operation relates to an Infill Well or a Pre-1980 Well and if Velasco reasonably concludes that the cost of such operation (which would be included in Production Costs) is likely to result in Excess Infill Costs or Excess Pre-1980 Costs, in each case for an unreasonable period of time under the circumstances, then its election not to participate in such operation shall be deemed not to breach the standard in Section 6.01. Similarly, if Velasco does or does not undertake any operation on a Subject Property (other than in a consent or non-consent context, such as where Velasco owns 100% of the operating interest in such Subject Property), then its election to undertake or not to undertake such operation shall be deemed not to breach the standard in Section 6.01 if the same criteria are followed as in the foregoing consent or non-consent example. If Velasco elects not to participate in an operation, with the result that any of the Subject Interests are relinquished

(for a period of time or permanently) to the Persons electing to participate, such interest so relinquished shall (for such period of time) not be part of the Subject Interests or burdened by the Royalty Interests, and the costs (including the costs of conducting such operation) related thereto shall not be Production Costs. If Velasco elects to participate in an operation and another party elects not to participate, with the result that all or a part of such third party’s interest is relinquished (for a period of time or permanently) to Velasco, such interest so relinquished shall (for such period of time) become a part of the Subject Interests and the costs (including the costs of conducting such operation) attributable to such interest shall be Production Costs.

Section 6.03. Limitation on Liability. NOTWITHSTANDING ANYTHING ELSEWHERE HEREIN TO THE CONTRARY, VELASCO SHALL NOT BE LIABLE TO TEAI, THE TRUST (as assignee of TEAI under the following Part II) OR THE TRUSTEE FOR THE MANNER IN WHICH VELASCO PERFORMS ITS RIGHTS AND DUTIES HEREUNDER, SO LONG AS VELASCO ACTS IN ACCORDANCE WITH THE REASONABLY PRUDENT OPERATOR STANDARD SET FORTH IN SECTION 6.01. VELASCO EXPRESSLY DISCLAIMS AND TEAI AND THE TRUST AGREE THAT THE VELASCO DOES NOT HAVE ANY FIDUCIARY DUTY OR FIDUCIARY OBLIGATION IN FAVOR OF TEAI OR THE TRUST.

Section 6.04. Abandonment of Properties. Nothing herein contained shall obligate Velasco as a working interest owner of any Well (whether or not Velasco is the designated operator) to continue to operate such Well, to continue to participate in the operation of such Well or to maintain in force or attempt to maintain in force any of the Subject Interests attributable to such Well when, in Velasco’s judgment (reasonably exercised), such Well is no longer capable of producing Hydrocarbons in paying quantities and a reasonably prudent operator (without regard to the existence or burden of the Royalty Interests or the direct or indirect effect, financial or otherwise, on Velasco or TEMI or any of their Affiliates, of the Purchase Contract) in similar circumstances would not undertake reworking operations to restore production.

Section 6.05. Insurance. Velasco is not obligated under this Conveyance to carry insurance on any Well or the Subject Interests or covering any risks with respect thereto. Provided that Velasco has not breached Section 6.01 hereof, Velasco shall not be liable to TEAI or the Trust (as assignee of TEAI under the following Part II) or the Trustee on account of any losses sustained that are not covered by insurance. In the event Velasco elects to carry insurance purchased from a third party on any Well or the Subject Interests or operation thereof, the premiums for such insurance shall be included in Production Costs.

ARTICLE VII

POOLING AND UNITIZATION

Section 7.01. Pooled Subject Interests. Some of the Subject Interests have been heretofore pooled, unitized or communitized for the production of Hydrocarbons. Such Subject Interests are and shall be subject to the terms and provisions of the Instruments governing such pooling, unitization or communitization, and the Royalty Interest in each such Subject Interest shall apply to and affect only the production from such units which accrues to such Subject Interest under and by virtue of the applicable pooling, unitization or communitization Instruments.

Section 7.02. Right to Pool. Velasco shall have the exclusive right and power (as between TEAI and the Trust as assignee of TEAI under the following Part II), exercisable only during the period provided in Section 7.03 hereof, to pool, unitize or communitize any of the Subject Interests and to alter, change or amend or terminate any pooling, unitization or communitization orders or Instruments heretofore or hereafter entered into, as to all or any part of the land covered hereby, as to any one or more of the formations or horizons hereunder, and as to any one or more Hydrocarbons, upon such terms and provisions as Velasco shall in its sole discretion determine. If and whenever through the exercise of such right and power, or pursuant to any law hereafter enacted or any rule, regulation or order of any governmental body or official hereafter promulgated, any of the Subject Interests are pooled, unitized or communitized in any manner, the Royalty

Interest insofar as it affects such Subject Interest shall also be pooled, unitized or communitized, and in any such event such Royalty Interest in such Subject Interest shall apply to and affect only the production which accrues to such Subject Interest under and by virtue of the pooling, unitization or communitization, and it shall not be necessary for TEAI or the Trust (as assignee of TEAI under the following Part II) to agree to, consent to, ratify, confirm or adopt any exercise of such right and power by Velasco.

Section 7.03. Applicable Period. Velasco’s power and rights in Section 7.02 shall be exercisable only during the period of the life of the last survivor of the descendants of the signers of the Declaration of Independence living on the date of execution hereof, plus twenty-one (21) years after the death of such last survivor.

ARTICLE VIII

GOVERNMENT REGULATION

All obligations of Velasco hereunder are subject to all present and future valid federal, state and local laws, statutes, codes and orders; and all applicable rules, orders, regulations and decisions of every court, governmental agency, body or authority having jurisdiction over Velasco, the Wells, the Subject Interests or the Subject Hydrocarbons.

ARTICLE IX

ASSIGNMENTS

Section 9.01. Assignment by Velasco. Velasco shall have the right to assign, sell, transfer, convey, mortgage or pledge the Subject Interests, or any part thereof or interest therein, to any third party, including an Affiliate of Velasco, subject to the Royalty Interests and to the terms and provisions of this Conveyance; provided that such assignment shall be subject to the conditions and the notice requirements of Section 12.08 of the Trust Agreement. From and after the effective date of any such assignment, sale, transfer or conveyance by Velasco, the assignee thereunder shall succeed to all the rights and duties of Velasco hereunder as to the interests in the Subject Interests so acquired by such assignee, and, if such assignee expressly assumes all duties of Velasco hereunder as to the interests so acquired, Velasco shall be relieved of such duties, except to the extent such relate to periods prior to effective date of such assignment. If Velasco assigns a part of or interest in (but less than all) the Subject Interests, then, from and after the effective date of any such assignment, in determining the Royalty Interests payable with respect to the part or interest so assigned, the Royalty Interests shall be computed and determined by the assignee in the aggregate as to the assigned interests owned by such assignee, separate from and not aggregated with the computation and determination made by Velasco as to unassigned interests.

Section 9.02. Assignment by TEAI and the Trust. TEAI shall have the right to assign and convey the Royalty Interests only to the Trust (as is done in the following Part II), and the Trust shall not assign or convey the Royalty Interests except as provided under the Trust Agreement. In making conveyances or assignments of any of the Subject Interests (to the extent permitted hereunder), the Trust need not vest in its grantee or assignee all of the rights of TEAI or the Trust hereunder with respect to the interest in the Subject Interests so conveyed or assigned.

Section 9.03. Change in Ownership. No change in ownership or right to receive payment of the Royalty Interests, or of any part thereof, however accomplished, shall be binding upon Velasco until notice thereof shall have been furnished by the Person claiming the benefit thereof, and then only with respect to payments thereafter made. Notice of sale or assignment shall consist of a certified copy of the recorded instrument accomplishing the same; notice of change of ownership or right to receive payment accomplished in any other manner (for example by reason of incapacity, death or dissolution) shall consist of certified copies of recorded documents and complete proceedings legally binding and conclusive of the rights of all parties. Until such notice accompanied by such documentation shall have been furnished Velasco as above provided, the payment or tender of all sums payable on the Royalty Interests may be made in the manner provided herein precisely as if no such change in interest or ownership or right to receive payment had occurred, or (at Velasco’s election) Velasco shall have the right to suspend payment of such sums without interest in the event of such change until such documentation is furnished. The kind of notice herein provided shall be exclusive, and no other kind, whether actual or constructive, shall be binding on Velasco. Assignment by the Trust shall not affect the method of computing the Royalty Interests, and if more than one Person becomes entitled to participate in the Royalty Interests, Velasco may withhold from such other Person payments to which such Person would otherwise be entitled hereunder and the furnishing of any data or information which Velasco is required by the terms hereof to furnish TEAI or the Trust until Velasco is furnished a recordable instrument executed by or binding upon all Persons interested in the Royalty Interests designating one Person who is to receive such payments, data and information.

Section 9.04. Rights of Mortgagee. If the Trust (as assignee of TEAI under the following Part II) should at any time execute a mortgage or deed of trust or security interest covering all or part of the Royalty Interests, the mortgagee or trustee therein named or the holder of any obligation secured thereby shall be entitled, to the extent such mortgage, deed of trust or security agreement so provides, to exercise all the rights, remedies, powers and privileges conferred upon the Trust by the terms of this Conveyance and to give or withhold all consents required to be obtained hereunder by the Trust, but the provisions of this Section 9.04 shall in no way be deemed or construed to impose upon Velasco any obligation or liability undertaken by the Trust under such mortgage, deed of trust or security agreement or under the obligation secured thereby.

PART II

ARTICLE X

GRANT

Section 10.01. Royalty Interests. For and in consideration of good and valuable consideration paid to TEAI, the receipt and sufficiency of which are hereby acknowledged, TEAI does hereby BARGAIN, SELL, GRANT, CONVEY, TRANSFER and ASSIGN unto the Trust the Net Royalty Interest, the Infill Net Royalty Interest and the Pre-1980 Net Royalty Interest, which were vested in TEAI under Part I of this Conveyance.

Section 10.02. Habendum Clause. TO HAVE AND TO HOLD the Net Royalty Interest, the Infill Royalty Interest and the Pre-1980 Net Royalty Interest, together with all and singular the rights and appurtenances thereto in anywise belonging, unto the Trust, subject to and entitled to all the benefits of the terms and provisions of this Conveyance.

Section 10.03. Nature of Interests. The Royalty Interests conveyed hereby are nonoperating, nonexpense-bearing variable royalty interests in and to the Subject Lands, and this Conveyance is an absolute conveyance of interests in real property.

THE FOLLOWING PROVISIONS SHALL BE DEEMED TO BE INCORPORATED IN BOTH PARTS OF THIS CONVEYANCE.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Controlling Document. This Conveyance and any terms contained herein shall control over any other document between the parties hereto with respect to the conveyance of the Royalty Interests.

Section 11.02. Proportionate Reduction. In the event of failure or deficiency in title to any of the Subject Interests not in breach of the warranty as to title in Section 11.06 hereof, the portion of the production from such Subject Interest out of which the Royalty Interests attributable to such Subject Interest shall be payable shall be reduced in the same proportion that such Subject Interest is reduced.

Section 11.03. Notices. Any notice, request, consent, demand, statement, payment or other communication required or permitted between the parties to this Conveyance shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party or parties to whom such notice is directed, or on the date of receipt, if mailed to the party or parties to whom the notice is directed by registered or certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

VELASCO GAS COMPANY, LTD.
1221 Lamar
Suite 1600
Houston, Texas 77010
Attention:	Roland E. Sledge
Senior Vice President and General Counsel

TORCH ENERGY ADVISORS INCORPORATED
1221 Lamar
Suite 1600
Houston, Texas 77010
Attention:	Roland E. Sledge
Senior Vice President and General Counsel

and

TORCH ENERGY ROYALTY TRUST
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001
Attention:	Torch Energy Royalty Trust

Any party may change its address for purposes of this paragraph by giving the other parties hereto written notice of the new address in the manner set forth above.

Section 11.04. Binding Effect. This Conveyance shall bind and inure to the benefit of the successors and assigns of the parties hereto.

Section 11.05. Governing Law. This Conveyance shall be governed by the laws of the State of Alabama, without regard to the conflict of laws principles thereof.

Section 11.06. Warranty as to Title to Subject Interests. This Conveyance, in Part I and Part II, is made with warranty of title against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Velasco (in Part I) and TEAI (in Part II) and its and their Affiliates, but not otherwise, except as provided in Section 11.08 below. Velasco warrants to the Trust, and its successors and assigns, by, through or under Velasco and its Affiliates, but not otherwise, that Velasco and its Affiliates (i) have not taken any action or (ii) failed to take any action, with respect to the Subject Interests covering or attributable to each Well identified on

Exhibit B attached hereto, which, in either case, pursuant to the terms of the Instruments by which title is held, (i) would result in a Net Revenue Interest (as such term is defined in Exhibit B) in each Well which is less than the Net Revenue Interest specified in Exhibit B for that Well, or (ii) would result in a Working Interest (as such term is defined in Exhibit B) in each Well which is greater than the Working Interest specified in Exhibit B for that Well. TEAI (under Part I) and the Trust (under Part II) each accepts the Royalty Interests conveyed hereby in an AS IS, WHERE IS condition. SUBJECT TO THE FOREGOING, EACH OF VELASCO AND TEAI MAKES NO WARRANTIES, EITHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO ANY OF THE SUBJECT INTERESTS, THE WELLS OR THE ROYALTY INTERESTS, AND EACH OF VELASCO AND TEAI SPECIFICALLY DISCLAIMS ANY EXPRESS, IMPLIED OR STATUTORY WARRANTY REGARDING THE CONDITION OF THE SUBJECT INTERESTS, THE WELLS AND THE ROYALTY INTERESTS, THE MERCHANTABILITY THEREOF OR THE FITNESS THEREOF FOR A PARTICULAR PURPOSE. Except as expressly set forth above, each of TEAI and the Trust acknowledges and agrees that VELASCO (in Part I) and TEAI (in Part II) MAKES NO WARRANTIES EITHER EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO ANY PERSONAL PROPERTY OR FIXTURES LOCATED ON OR SERVING ANY OF THE SUBJECT INTERESTS, AND EACH OF VELASCO AND TEAI SPECIFICALLY DISCLAIMS ANY EXPRESS, IMPLIED OR STATUTORY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE REGARDING THE CONDITION OF ANY SUCH PERSONAL PROPERTY OR FIXTURE.

Section 11.07. Substitution of Warranty. This instrument is made with full substitution and subrogation of TEAI and the Trust, as assignee of TEAI under the foregoing Part II, in and to all covenants of warranty by others heretofore given or made with respect to the Subject Interests, or any part thereof, or interest therein.

Section 11.08. Consents and Waivers. For purposes of Section 11.06, it shall be considered a breach of Velasco’s warranty of title if any necessary consent or approval has not been obtained or if any preferential purchase right has not been waived, in each case, where the failure to obtain any such consent, approval or waiver renders (i) any conveyance of the Subject Interests by an Affiliate of Velasco to another Affiliate of Velasco, (ii) the conveyance of the Subject Interests by an Affiliate of Velasco to Velasco or (iii) the conveyance of the Royalty Interests to TEAI and then to the Trust, void or results in a valid action for breach of contract as a result of the failure to obtain such consent, approval or waiver.

Section 11.09. Arbitration. ANY DISPUTE, CONTROVERSY OR CLAIM THAT MAY ARISE UNDER THIS CONVEYANCE SHALL BE GOVERNED BY AND SUBJECT TO THE ARBITRATION PROVISIONS SET FORTH IN ARTICLE XI OF THE TRUST AGREEMENT.

Section 11.10. Counterpart Execution. This Conveyance may be executed in several counterparts, all of which are identical and each of which will be an original. All of such counterparts together shall constitute one and the same instrument.

Section 11.11. Further Assurances. Velasco and TEAI agree to execute and deliver all additional instruments, agreements and other documents as may be necessary or appropriate to effectuate fully the terms and conditions hereto, including, but not limited to, such other additional instruments, agreements and other documents as may be necessary to correct or more fully describe and identify the properties and interests herein intended to be assigned and conveyed, or such other instruments as may be required by the appropriate governmental agencies or bodies having jurisdiction over such Federal, State or Indian lands as are covered by this Conveyance.

Section 11.12. Filing. Velasco shall file this Conveyance in the real property records of the Counties in which the Subject Interests are located as shown by the recitations in Exhibit A attached hereto and shall make all other appropriate filings with Federal, State and Indian agencies as determined appropriate by Velasco.

Section 11.13. Construction. In construing this Conveyance, the following principles shall be followed:

(a) no consideration shall be given to the captions of the articles or sections, which are inserted for convenience in locating the provisions of this Conveyance and not as an aid in its construction;

(b) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(c) a defined term has its defined meaning throughout this Conveyance and in each exhibit, attachment and schedule to this Conveyance, regardless of whether it appears before or after the place where it is defined; and

(d) each exhibit, attachment and schedule to this Conveyance is a part of this Conveyance, but if there is any conflict or inconsistency between the main body of this Conveyance and any exhibit, attachment or schedule, the provisions of the main body of this Conveyance shall prevail.

IN WITNESS WHEREOF, each of the parties hereto has caused this Conveyance to be executed in its name and behalf and delivered on the 22nd day of November, 1993, effective as of the Effective Time.

VELASCO GAS COMPANY, LTD.

By:	TORCH ENERGY COMPANY, its general partner

By:	/s/ Sue Ann Craddock
Name:	Sue Ann Craddock
Title:	Vice President

TORCH ENERGY ADVISORS INCORPORATED

By:	/s/ Sue Ann Craddock
Name:	Sue Ann Craddock
Title:	Vice President

TORCH ENERGY ROYALTY TRUST
By	WILMINGTON TRUST COMPANY, its Trustee

By:	/s/ Jim Lawler
Name:	Jim Lawler
Title:	Vice President

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

I, the undersigned, a Notary Public in and for said county and state, hereby certify that Sue Ann Craddock, whose name as Vice President of Torch Energy Company, a corporation, as general partner of VELASCO GAS COMPANY, LTD., a limited partnership, is signed to the foregoing conveyance, and who is known to me, acknowledged before me on this day that, being informed of the contents of the conveyance, she, in her capacity as aforesaid, and with full authority, executed the same voluntarily for and as the act of said corporation as such general partner on the day the same bears date.

Given under my hand this 22nd day of November, A.D. 1993.

/s/ Barbara Ward
Notary Public in and for the State of Texas

My Commission Expires:
May 16, 1995	[NOTARY SEAL]	BARBARA WARD Notary Public STATE OF TEXAS My Comm. Exp. May 16, 1995

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

I, the undersigned, a Notary Public in and for said county and state, hereby certify that Sue Ann Craddock, whose name as Vice President of Torch Energy Advisors Incorporated, a Delaware corporation, is signed to the foregoing conveyance and who is known to me, acknowledged before me on this day that, being informed of the contents of the conveyance, she, as such officer and with full authority, executed the same voluntarily and for and as the act of said corporation.

Given under my hand this 22nd day of November, A.D. 1993.

/s/ Barbara Ward
Notary Public in and for the State of Texas

My Commission Expires:
May 16, 1995	[NOTARY SEAL]	BARBARA WARD Notary Public STATE OF TEXAS My Comm. Exp. May 16, 1995

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

I, the undersigned, a Notary Public in and for said county and state, hereby certify that JIM LAWLER whose name as VICE PRESIDENT of Wilmington Trust Company, as Trustee of TORCH ENERGY ROYALTY TRUST, a Delaware Business Trust, is signed to the foregoing conveyance, and who is known to me, acknowledged before me on this day that, being informed of the contents of the conveyance, he, in his capacity as aforesaid, and with full authority, executed the same voluntarily for and as the act of said Wilmington Trust Company as such trustee on the day the same bears date.

Given under my hand this 22nd day of NOVEMBER, A.D. 1993.

/s/ Barbara Ward
Notary Public in and for STATE OF TEXAS

My Commission Expires:
May 16, 1995	[NOTARY SEAL]	BARBARA WARD Notary Public STATE OF TEXAS My Comm. Exp. May 16, 1995